Exhibit 10.17

ORACLE CORPORATION
1993 DEFERRED COMPENSATION PLAN

(Amended and Restated as of November 14, 2003)

ORACLE CORPORATION
1993 DEFERRED COMPENSATION PLAN

(Amended and Restated as of November 14, 2003)

Oracle Corporation, a Delaware Corporation (referred to hereafter as “Employer”) hereby establishes an unfunded plan for the purpose of providing deferred compensation for a select group of management and highly compensated employees.

RECITALS

WHEREAS, those employees identified by the Compensation Committee of the Board of Directors of Employer or any other committee designated by the Board of Directors of Employer to administer this Plan in accordance with Section 8 hereof (hereinafter referred to as the “Committee”) as eligible to participate in this Plan (each of whom are referred to hereafter as the “Employee” or collectively as the “Employees”) are employed by Employer or an affiliate of Employer designated by the Committee;

WHEREAS, Employer desires to adopt an unfunded deferred compensation plan and the Employees desire Employer to pay certain deferred compensation and/or related benefits to or for the benefit of Employees, or a designated Beneficiary, or both; and

NOW THEREFORE, Employer hereby establishes this deferred compensation plan.

SECTION 1
DEFINITIONS

     1.1 “Account” shall mean the separate account(s) established under this Plan and the Trust for each participating Employee. Statements of a Participant’s account balance will be made available electronically.

     1.2 “Base Salary” shall mean an Employee’s regular compensation without reduction for compensation deferred pursuant to all qualified and non-qualified plans of Employer, but excluding all of the following: bonuses, commissions, overtime, incentive payments, non-monetary awards, and other special compensation.

     1.3 “Beneficiary” shall mean the Beneficiary designated by the Employee to receive Employee’s deferred compensation benefits in the event of his or her death.

     1.4 “Change in Control” shall have the meaning set forth in Section 5.1 hereof.

     1.5 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

     1.6 “Committee” shall mean the Compensation Committee of the Board of Directors of Employer or any other committee designated by the Board of Directors of Employer to administer this Plan in accordance with Section 8 hereof.

     1.7 “Designated Affiliate” shall mean an affiliate of Employer designated by the Committee and listed on Appendix 3 attached hereto, designated employees of which are entitled to defer compensation under the Plan.

     1.8 “Employee” shall mean each Employee of Employer designated by Employer to be entitled to deferred compensation pursuant to this Plan; references to Employee herein shall include references to an Employee’s Beneficiary where the context so requires.

     1.9 “Employer” shall mean Oracle Corporation, a Delaware Corporation, and any successor organization thereto.

     1.10 “Employer Group” shall mean the group of entities (whether or not organized in corporate form and whether or not organized in the United States) owned 50 percent or more by Employer or by an affiliate of Employer that is, itself, owned 50 percent or more by Employer.

     1.11 “Hardship” shall have the meaning set forth in Section 3.5 hereof.

     1.12 “Plan” shall mean the Oracle Corporation 1993 Deferred Compensation Plan, as amended.

     1.13 “Permanent Disability” shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or otherwise meets the definition of “Permanent Disability” as set forth in Employer’s Long Term Disability Plan or the correlative disability plan of a Designated Affiliate. An Employee will not be considered to have a Permanent Disability unless he or she furnishes proof of such condition sufficient to satisfy Employer, in its sole discretion.

     1.14 “Trust” or “Trust Agreement” shall mean the Oracle Corporation 1993 Deferred Compensation Plan Trust Agreement, including any amendments thereto, entered into between Employer and the Trustee to carry out the provisions of the Plan.

     1.15 “Trust Fund” shall mean the cash and other properties held and administered by Trustee pursuant to the Trust to carry out the provisions of the Plan.

     1.16 “Trustee” shall mean the designated Trustee acting at any time under the Trust.

     1.17 “Variable compensation” shall mean bonuses and commissions.

SECTION 2
ELIGIBILITY

     2.1 Eligibility. Excepting the first year of the Plan, eligibility to participate in the Plan in a calendar year shall be limited to Employees of Employer or a Designated Affiliate who are selected by the Committee (or its designee), in its sole discretion, which Employees generally shall either be Employees (i) whose annualized base salary in United States Dollars determined as of September 30 of the prior calendar year equals or exceeds $150,000, or (ii) who participated in the Plan in the prior calendar year. The Committee also may select for eligibility an Employee whose base salary reaches $150,000 in a given year. For purposes of this Section 2.1, “base salary” means an Employee’s regular compensation without reduction for compensation deferred pursuant to all qualified and non-qualified plans of Employer, but excluding all of the following: bonuses, commissions, overtime, incentive payments, non-monetary awards, and other special compensation.

SECTION 3
DEFERRED COMPENSATION

     3.1 Deferred Compensation. Participation in the Plan shall commence once the employee has made a deferral election. Deferral of compensation under the Plan shall not commence until the Employee has complied with the election procedures set forth in Section 3.3. Each participating Employee may elect, in accordance with Section 3.3 of this Plan, to defer annually the receipt of a percentage of the base salary and variable compensation otherwise payable to him or her by Employer during each calendar year or portion of a calendar year that the Employee shall be employed by Employer. Any base salary or variable compensation deferred pursuant to this Section shall be recorded by Employer in an Account, maintained in the name of the Employee, which Account shall be credited with a dollar amount equal to the total amount of base salary and/or variable compensation deferred during each calendar year under the Plan together with deemed earnings thereon credited in accordance with Section 3.7. The percentage of base salary and variable compensation that Employee elects to defer under this Section 3.1 will remain constant until suspended or modified by the filing of another election with Employer by the Employee in accordance with Section 3.3 of the Plan.

     3.2 Payment Of Account Balances. (a) The Employee shall elect whether he or she will receive distribution(s) from his or her Account (i) upon reaching age 59 1/2, or (ii) upon termination of employment of Employee with Employer. The Employee also shall elect whether distribution(s) of the amounts credited to Employee’s Account, including earnings (if any) credited thereto pursuant to Section 3.7, will be in a lump sum, or in installments over a period of five (5) years or ten (10) years. Such elections shall be made at the time that the Employee first elects to defer compensation under the Plan. The Employee’s distribution elections shall be on forms (whether paper or electronic)

furnished by the Committee. If no distribution election is made, the amounts credited to a participant’s account will be distributed in a lump sum on the first distribution date, as set forth in section 3.2(d), after termination of employment. A participant may make a total of no more than three changes to his or her distribution election. Any change in distribution election will apply to all amounts in the Employee’s Account, whether related to deferrals of compensation for years before or after January 1, 1997. A change in distribution election shall be made on forms (whether paper or electronic) furnished by the Committee and will be effective only if the change in distribution election has been in effect for at least one year before the occurrence of the event specified both in the original election and in the change of election as triggering distribution.

     (b) Upon the death of Employee after the date of termination of employment with the Employer Group but before complete distribution to him or her of the entire balance of his or her Account, Employer may, in the sole discretion of the Committee, pay the balance of his or her Account(s) to Employee’s designated Beneficiary in the form of one lump sum payment (notwithstanding any election to receive distributions under clause (i) of Section 3.2(a) or in installments).

     (c) Notwithstanding any other provision of this Plan, upon termination of Employee’s employment with Employer by reason of death, the Employer shall distribute in a lump sum to Employee or Employee’s designated Beneficiary all amounts credited to the Employee’s Account. Notwithstanding any other provision of this Plan, upon termination of Employee’s employment with the Employer Group, other than by reason of death, Employer may, in the sole discretion of the Committee, distribute to Employee or Employee’s designated Beneficiary all amounts credited to the Employee’s Account.

     (d) A distribution shall be made or commence on the seventeenth (17th) day of the month (or the first business day after the seventeenth) following the calendar quarter in which the event triggering a distribution under any of the foregoing subsections of this Section 3.2 occurs. Subsequent distributions, if any, shall be made on each quarter-annual anniversary date of the date of the first distribution. Each such distribution, if any, shall include interest or other earnings credited to the balance of an Employee’s Account remaining unpaid.

     3.3 Election To Defer Compensation. The Employee’s election to defer compensation as provided in Section 3.1 of this Plan shall be made on forms (whether paper or electronic) furnished by the Committee. The deferral election must be made at least twenty (20) days prior to January 1 of the calendar year in which the compensation to be deferred is otherwise payable to Employee; provided, however, that the Committee shall have the discretion to designate a different election period in any year so long as such election period expires prior to January 1 of the calendar year in which the compensation to be deferred is otherwise payable to Employee. In the case of a newly eligible Employee, the election must be made within thirty (30) days of the date it is determined that the Employee is eligible. In the case of a newly eligible Employee, the election will be effective for the calendar quarter after the election is made. Such deferral election (and any subsequent election) will continue until suspended or modified on a form (whether paper or electronic) furnished by the Committee, which new election shall only apply to compensation otherwise payable to Employee after the end of the calendar year in which such election is delivered to Employer. Any deferral election made by Employee shall be irrevocable with respect to any compensation covered by such election, including the compensation payable in the calendar year in which the election suspending or modifying the prior deferral election is delivered to Employer. Absent a suspension or modification election, such original election shall remain in effect from year to year until the date for distribution of the Employee’s Account under Section 3.2. Employer shall withhold the percentage of base salary specified to be deferred for each payroll period and shall withhold the percentage of variable compensation specified to be deferred at the time or times such variable compensation is or otherwise would be paid to the Employee.

     3.4 Payment Upon Change in Control. Notwithstanding any other provisions of this Plan, the aggregate balance credited to and held in the Employee’s Account shall be distributed to the Employee in a lump sum within thirty (30) days of a Change in Control, as defined in Section 5.1.

     3.5 Hardship. In case of an unforeseeable emergency, a participant may request the Committee, on a form to be provided by the Committee or its delegate, that payment be made earlier than the date to which it was deferred or that there be a cessation of deferrals under the Plan.

     For purposes of this section 3.5, an “unforeseeable emergency” shall be limited to a severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or of a dependent (as defined in section 152(a) of the Code) of the participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made and a cessation of deferral may not occur to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise or (ii) by liquidation of the participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Moreover, payment of a deferred amount may not be made ahead of the date to which the amount was deferred to the extent that such hardship is or may be relieved by cessation of deferrals under the Plan.

     The Committee shall consider any requests for payment under this Section 3.5 on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in section 457 of the Code and the regulations thereunder. In the event there is a payment or a cessation of deferrals under this Section 3.5, the participant shall be ineligible to make further Deferral Elections for one year from the date of the Committee action approving the payment or cessation of deferral.

     3.6 Employee’s Rights Unsecured. The right of the Employee or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of Employer, and neither the Employee nor his or her designated Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of Employer. The plan constitutes a mere promise by the Employer to make benefit payments in the future.

     3.7 Investment of Contribution. All amounts credited to an Account shall be credited throughout the year with the deemed earnings thereon, which may be positive or negative (hereinafter and previously sometimes referred to as “interest or other earnings”) pursuant to the Employee’s election as to investment return, until the Account has been fully distributed to the Employee or to the Beneficiary designated by the Employee in a writing delivered to Employer.

SECTION 4
DESIGNATION OF BENEFICIARY

     4.1 Designation of Beneficiary. Employee may designate a Beneficiary to receive any amount due hereunder by Employee via written notice thereof to Employer at any time prior to his or her death and may revoke or change the Beneficiary designated therein by written notice delivered to Employer at any time and from time to time prior to Employee’s death, provided that any such designation or change of designation naming a Beneficiary other than the Employee’s spouse shall be effective only if spousal consent is provided. If Employee shall have failed to designate a Beneficiary, or if no such Beneficiary shall survive him or her, then such amount shall be paid to the Employee’s estate. Designation of Beneficiary shall be in the form attached hereto as Appendix 2.

SECTION 5
CHANGE IN CONTROL

     5.1 Change in Control. For purposes of this Plan, a Change in Control shall mean (a) the purchase or other acquisition by any person, entity, or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either the outstanding shares of common stock or the combined voting power of Employer’s then outstanding voting securities entitled to vote generally, or (b) the approval by the stockholders of Employer of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated

Employer’s then outstanding securities, or a liquidation or dissolution of Employer or of the sale of all or substantially all of Employer’s assets.

SECTION 6
TRUST PROVISIONS

     6.1 Trust Agreement. Employer may establish the Trust for the purpose of retaining assets set aside by Employer pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan. Any benefits not paid from the Trust shall be paid from Employer’s general funds, and any benefits paid from the Trust shall be credited against and reduce by a corresponding amount Employer’s liability to Employees under the Plan. All Trust Funds shall be subject to the claims of general creditors of Employer in the event Employer is Insolvent as defined in Section 3 of the Trust Agreement. The obligations of Employer to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Employees shall have no greater rights than general creditors of Employer. It is Employer’s intention that the arrangements be unfunded for tax purposes and for purposes of Title I of ERISA.

SECTION 7
AMENDMENT AND TERMINATION

     7.1 Amendment. The Committee shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Employees, except as otherwise provided in such amendment; provided, however, that said amendment shall not affect benefits adversely to the affected Employee without the Employee’s written approval. Benefits accruing to an Employee pursuant to any employment agreement in effect between Employer and Employee which entitles the Employee to participate in and to certain rights under this Plan shall not be affected by an amendment of this Plan.

SECTION 8
ADMINISTRATION

     8.1 Administration. The Committee shall have complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility of Employees to participate in the Plan, reduce the amount to be deferred under the Plan as to any Employee, and make all other determinations and take all other actions in accordance with the terms of the Plan and the Trust Agreement. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

     8.2 Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

     8.3 Expenses. The costs of the establishment of the Plan and the adoption of the Plan by Employer, including but not limited to legal and accounting fees, shall be borne by Employer. The expenses of administering the Plan shall be borne by the Trust; provided, however, that Employer shall bear, and shall not be reimbursed by, the Trust for any tax liability of Employer associated with the investment of assets by the Trust.

SECTION 9
GENERAL AND MISCELLANEOUS

     9.1 Rights Against Employer. Except as expressly provided by the Plan, the establishment of this Plan shall not be construed as giving to any Employee or to any person whomsoever, any legal, equitable or other rights against Employer, or against its officers, directors, agents or shareholders, or as giving to any Employee or Beneficiary any equity or other interest in the assets, business or shares of Employer stock or giving any Employee the right to be retained in the employment of Employer. All Employees shall be subject to discharge (with or without cause) to the same extent they would have been if this Plan had never been adopted. The rights of an Employee hereunder shall be solely those of an unsecured general creditor of Employer. Nothing in the Plan should be construed to require any contributions to the Plan on behalf of an Employee by Employer.

     9.2 Assignment or Transfer. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Employee or Beneficiary or be subject to alienation, anticipation, sale, pledge, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Employee or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

     9.3 Severability. If any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

     9.4 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

     9.5 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of California unless superseded by federal law, which shall govern correspondingly.

     9.6 Payment Due to Incompetence. If the Committee receives evidence that an Employee or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or Trust which has been legally appointed by the courts.

     9.7 Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, local, and employment taxes imposed upon Employee or his or her Beneficiary which are required to be paid or withheld by Employer. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by sections 3121(v) and 3306(r) of the Code and the regulations thereunder. Amounts required to be withheld pursuant to sections 3121(v) and 3306(r) of the Code shall be withheld out of other current wages paid by Employer. The determination of Employer regarding applicable income and employment tax withholding requirements shall be final and binding on Employee.

     9.8 Insurance. In the event that any Employee elects, in his or her sole discretion, to independently purchase an insurance policy covering the inability of the Plan or the Trust to make any payments to which Employee is entitled under the Plan or the Trust, Employer shall use its best efforts to facilitate the payment by Employee of any excise taxes which become due as the result of the payment of premiums under such policy. Nothing contained herein shall be construed as an endorsement by Employer of the purchase of such a policy or a recommendation by Employer that the purchase of such a policy is necessary or desirable as the result of Employee’s participation in the Plan.

APPENDIX 1

DISTRIBUTION ELECTION

Pursuant to Section 3.3 of the Oracle Corporation 1993 Deferred Compensation Plan (the “Plan”), I hereby elect to have all amounts credited to my Account, together with any interest or other earnings credited thereon, distributed to me on the terms elected below:

I.	Check one of the following:
Initial Distribution Election Change in Distribution Election

II.	I elect to have distributions of all amounts credited to Accounts covered by this Plan paid to me beginning as follows (check one):

upon reaching age 59 1/2.

upon termination of employment.

III.	I elect to have distribution of all amounts credited to Accounts covered by this Plan paid to me in the following form (check one):

a lump sum.

an annuity of twenty (20) quarter-annual installments determined as of each installment date by dividing the entire amount in my Account (including interest and other earnings) by the number of installments then remaining to be paid.

an annuity of forty (40) quarter-annual installments determined as of each installment date by dividing the entire amount in my Account (including interest and other earnings) by the number of installments then remaining to be paid.

NOTE: A participant’s ability to change his or her distribution election is limited. An Employee’s distribution election can be changed a total of only three times. Any change in distribution election will apply to all amounts credited to the Employee’s Account and will be effective only if in place for at least one year before the occurrence of the event specified in the change of distribution election as triggering the beginning of the distribution.

NOTE: Under the State Taxation of Pension Act of 1995, California is precluded from taxing amounts deferred under the Oracle Corporation Executive Deferred Compensation Plan (the “Plan”) if you (i) elect an annuity of forty (40) quarter-annual installments and (ii) reside in a state other than California when you receive your distributions. Consequently, if you expect to be residing in a state with no individual income tax (such as Washington, Nevada, Florida, New Hampshire), or a low rate of individual income tax, when you receive your distributions, there may be significant state tax saving to you if you elect to receive the distributions in 40 quarter-annual installments.

Signed: _______________________________            Date: _________________

Name: ___________________________            Employee Number: ____________

Please return your completed original forms to:

Oracle Benefits
500 Oracle Parkway, LGN-1
Redwood Shores, CA 94065

APPENDIX 2

BENEFICIARY DESIGNATION

In the event I should die prior to the receipt of all money accrued to my credit under this election, I elect to have the balance paid to the following named individual(s) in the following percentage(s):

(P)rimary or
Percent	Name	Soc. Sec. #	(S)econdary*

*Total percentage distributions for primary (first choice) beneficiaries must total 100%. Total percentage distributions for secondary (second choice) beneficiaries must total 100%.

Signed: __________________________________            Date: _____________________

Name: ___________________________________

To be completed only if I am married and any above named beneficiary is not my spouse:

I, as the spouse of                                       , do hereby consent to designation of any beneficiary that might in any way impair my rights under applicable state law, including but not limited to, laws relating to Community Property, Wills, Trusts, and Intestacy.

Signed: __________________________________            Date: ___________________

Name: __________________________________

Notary: __________________________________            Date: ____________________

Please return your completed original forms to:

Oracle Benefits
500 Oracle Parkway, LGN-1
Redwood Shores, CA 94065